Exhibit 99.1

Contact: Arnold Agbayani
Sr. Vice President, Finance & CFO

IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054
(408) 982-0700

IXYS Completes Accounting Review and Files Forms 10-Q/A with the SEC

Company Provides Update to Earnings for the Year Ended March 31, 2003 and
Announces Filing of 10-K

SANTA CLARA, CA, July 15, 2003— IXYS Corporation (NASDAQ: SYXI) today announced that the company’s internal review of certain bookkeeping errors related to inventories is complete and Forms 10-Q/A for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002 have been filed with the Securities and Exchange Commission (SEC). As a result of this review, IXYS has restated its financial statements for the three fiscal quarters ended December 31, 2002.

On May 13, 2003 and May 29, 2003, the company announced that it had identified bookkeeping errors in its accounting for inventories that resulted in the overstatement of inventories during the nine months ended December 31, 2002 and the understatement of cost of goods sold, deferred tax asset, and net loss for the nine months ended December 31, 2002. The cumulative net effect of the adjustments and related tax effects as restated has been determined to be an increase in net loss of $1.8 million for the nine months ended December 31, 2002.

The company determined that bookkeeping errors were made which resulted in the improper relief of inventories when product was sold, not properly recording the elimination of intercompany profits and not properly recording manufacturing variance related costs.

In the aggregate for the nine month period ended December 31, 2002, the adjustments for these entries and related tax effects for the nine month period increased previously reported net loss by $1.8 million from $4.8 million to $6.6 million and increased previously reported basic and diluted net loss by $0.06 per share.

The following table provides a summary of the effects of the adjustments for each of three quarters and the cumulative effect of the nine months ended December 31, 2002:

Effects on Net Income (Loss)
(in thousands)

	For the Three Months Ended			Nine Months Ended

		(unaudited)		(unaudited)
	June 30, 2002	September 30, 2002	December 31, 2002	December 31, 2002

Inventory related adjustments	$(1,083)	$(552)	$(1,131)	$(2,766)
Benefit from income tax related adjustments	$379	$193	$396	$968
Total effect on net income (loss)	$(704)	$(359)	$(735)	$(1,798)

Update to Earnings for the Year Ended March 31, 2003

The company’s annual report on Form 10-K for the fiscal year ended March 31, 2003 has been filed with the SEC.

On May 29, 2003, IXYS released financial results for its fourth fiscal quarter and its fiscal year ended March 31, 2003. Net loss for the fiscal quarter ending March 31, 2003 was disclosed to be $5.6 million, or $0.18 per diluted share and the net loss for the fiscal year ended March 31, 2003 was disclosed to be $13.2 million, or $0.43 per diluted share.

Based on the results of the review of the accounting matters discussed above, the company updated the amounts reported for its fourth quarter and its fiscal year ended March 31, 2003 as follows.

For the fourth fiscal quarter ending March 31, 2003, IXYS reported record net revenues of $37.8 million, compared with net revenues of $20.4 million reported for the same period in fiscal year 2002, which represented 85.4% period-to-period revenue growth.

Net loss for the fiscal quarter ending March 31, 2003 was $5.5 million, or $0.17 per diluted share, as compared to a net loss of $584,000, or $0.02 per diluted share, in the same period for the prior fiscal year.

Fourth quarter results include a charge for excess and obsolete inventory of $7.0 million and litigation expenses of $2.4 million.

For the fiscal year ended March 31, 2003, IXYS reported net revenues of $136.1 million, compared to net revenues of $82.8 million for the prior fiscal year, which represented 64.3% year-to-year revenue growth.

Net loss for the fiscal year ended March 31, 2003 was $12.1 million, or $0.39 per diluted share, as compared to net income of $1.9 million, or $0.07 per diluted share, reported for the prior fiscal year.

Additional information may be obtained by visiting IXYS’s website at http://www.ixys.com, or by contacting the company directly.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	March 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$42,842	$32,316
Accounts receivable, net	21,475	16,697
Inventories, net	49,162	46,317
Prepaid expenses	943	596
Deferred income taxes	10,285	2,553

Total current assets	124,707	98,479
Plant and equipment, net	28,715	19,238
Goodwill	21,417	1,896
Other assets, net	5,655	2,932
Deferred income taxes	2,563	2,015

Total assets	$183,057	$124,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$3,238	$2,391
Current portion of notes payable to bank	700	700
Accounts payable	11,177	5,606
Accrued expenses and other liabilities	14,167	8,383

Total current liabilities	29,282	17,080
Capitalized lease and other long term obligations, net of current portion	4,887	4,770
Other liabilities	155	118
Pension liabilities	9,924	7,373

Total liabilities	44,248	29,341

Common stock, $0.01 par value:
31,957,182 issued and 31,861,880 outstanding in March 31, 2003 and 26,902,192 issued and 26,806,890 outstanding in March 31, 2002	320	270
Additional paid in capital	144,388	92,338
Deferred compensation	(26)	—
Notes receivable from stockholders	(913)	(853)
Retained earnings (accumulated deficit)	(6,318)	5,827
Accumulated other comprehensive income (loss)	1,358	(2,363)

Total stockholders’ equity	138,809	95,219

Total liabilities and stockholders’ equity	$183,057	$124,560

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months		Fiscal Year
	Ended		Ended
	March 31,		March 31,

	2003	2002	2003	2002

Net revenues	$37,819	$20,394	$136,111	$82,821
Cost of goods sold	33,490	14,779	107,371	56,918

Gross profit	4,329	5,615	28,740	25,903

Operating expenses:
Research, development and engineering	3,558	1,880	12,846	5,728
Selling, general and administrative	7,843	3,423	27,721	12,884
Restructuring charge	—	—	750	—

Total operating expenses	11,401	5,303	41,317	18,612

Operating income (loss)	(7,072)	312	(12,577)	7,291
Other expense, net	(2,483)	(1,255)	(5,284)	(4,169)

Income (loss) before income tax provision (benefit)	(9,555)	(943)	(17,861)	3,122
Benefit for (Provision for) income tax	4,050	361	5,716	(1,184)

Net income (loss)	$(5,505)	$(582)	$(12,145)	$1,938

Net income (loss) per share — basic	$(0.17)	$(0.02)	$(0.39)	$0.07

Weighted average shares used in per share calculation — basic	31,918	26,771	30,889	26,745

Net income (loss) per share — diluted	$(0.17)	$(0.02)	$(0.39)	$0.07

Weighted average shares used in per share calculation — diluted	31,918	26,771	30,889	29,004